EQUITRANS MIDSTREAM ANNOUNCES SECOND QUARTER 2023 RESULTS
Canonsburg, PA (August 1, 2023) – Equitrans Midstream Corporation (NYSE: ETRN), today, announced financial and operational results for the second quarter 2023. Included in the "Non-GAAP Disclosures" section of this news release are important disclosures regarding the use of non-GAAP supplemental financial measures, including information regarding their most comparable GAAP financial measure.
Q2 2023 Highlights:
•Reported $68.9 million of net income and $234.7 million of Adjusted EBITDA
•Generated $298.6 million of net cash from operating activities and $150.7 million of free cash flow
•Recorded 73% of total operating revenue from firm reservation fees
•Received FERC Notice to Proceed for the Ohio Valley Connector Expansion project
•Fiscal Responsibility Act of 2023 became law on June 3, 2023; includes 'Expediting Completion of the MVP'
•Resumed forward construction of Mountain Valley Pipeline following the July 27, 2023 U.S. Supreme Court decision to vacate previously issued stay orders by the U.S. Court of Appeals for the Fourth Circuit
“We are grateful for the full support of the White House, as well as the strong leadership of Democratic and Republican legislators in recognizing the MVP as a critical energy infrastructure project,” said Thomas F. Karam, chairman and chief executive officer for Equitrans Midstream. “The Fiscal Responsibility Act of 2023 makes clear that a robust and diverse energy mix is vital to our Nation’s prosperity and security, and Congress' action only magnifies the critical need for comprehensive permitting reform that goes beyond the important initial steps in this legislation."
Karam continued, “We are also thankful that the U.S. Supreme Court acted quickly to grant the application to vacate stays imposed by the lower court. We have resumed construction and are focused on the responsible completion of MVP’s remaining construction. We continue to target completion of MVP by year-end 2023.”
“Nearly five years ago, Equitrans Midstream was launched as a standalone, publicly traded company,” said Diana M. Charletta, president and chief operating officer for Equitrans Midstream. “Since that time, our employees, in addition to maintaining focus on our ongoing projects and base business, have embraced the importance of elevating our ESG performance – diligently working to set the course for Equitrans to be a more sustainable business enterprise. Our work during the past year focused on the development of several ESG-related projects aimed to build upon and strengthen our foundation – as discussed in our recently published Corporate Sustainability Report. Equitrans and its employees are proud to pursue safe and innovative solutions that are essential for America’s energy reliability, independence, and security, and we believe that incorporating ESG into our culture will serve to create long-term value for all stakeholders.”

2023 SECOND QUARTER SUMMARY RESULTS

Three Months Ended June 30,
$ millions (except per share metrics)	2023
Net income attributable to ETRN common shareholders	$52.6
Adjusted net income attributable to ETRN common shareholders	$40.3
Earnings per diluted share attributable to ETRN common shareholders	$0.12
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.09
Net income	$68.9
Adjusted EBITDA	$234.7
Deferred revenue	$82.0
Net cash provided by operating activities	$298.6
Free cash flow	$150.7
Retained free cash flow	$85.7
Net income attributable to ETRN common shareholders for the second quarter 2023 was impacted by several items, including an $19.4 million unrealized gain on derivative instruments and $2.7 million of operating expense related to the November 2022 Rager Mountain natural gas storage field incident (discussed below). The unrealized gain is reported within other income, net, and relates to the contractual agreement with EQT Corporation (EQT) in which ETRN will receive cash from EQT conditioned on the quarterly average of certain Henry Hub natural gas prices exceeding certain thresholds beginning with the quarter in which the Mountain Valley Pipeline (MVP) is placed in-service through the fourth quarter of 2024. The contract is accounted for as a derivative with the fair value marked-to-market at each quarter-end. Additionally, ETRN reported second quarter equity income of $23.7 million, which is primarily associated with allowance for funds used during construction (AFUDC) relating to the resumption of MVP forward construction in June 2023.
As a result of the gathering agreement entered into with EQT in February 2020, revenue from the contracted minimum volume commitment (MVC) is recognized utilizing an average gathering rate applied over the remaining contract life. The difference between the cash received from the MVC and the revenue recognized results in the deferral of revenue into future periods. Deferred revenue for the second quarter 2023 was $82.0 million.
Operating revenue for the second quarter 2023 decreased by $10.1 million compared to the same quarter last year, primarily as a result of lower gathered volumes, partly offset by increased water services revenue. Operating expenses increased by $43.6 million compared to the second quarter 2022, primarily from $16.8 million of compensation expense related to the MVP performance award program, including $14.1 million of cumulative catch-up since the inception of the award, the payout of which program was deemed probable to occur given the signing of the Fiscal Responsibility Act. The remaining expense variance was primarily related to $2.7 million of expenses associated with the Rager Mountain natural gas storage field incident, increased water operating expenses, and increased other selling, general and administrative, operating and maintenance, and depreciation expenses.
QUARTERLY DIVIDEND
For the second quarter 2023, ETRN will pay a quarterly cash dividend of $0.15 per common share on August 14, 2023 to ETRN common shareholders of record at the close of business on August 4, 2023.

TOTAL CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS

$ millions	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023	Full-Year 2023 Forecast
MVP(1)	$36	$70	$610 - $650
Gathering(2)	$67	$123	$240 - $280
Transmission(3)	$15	$24	$80 - $90
Water	$11	$22	$45
Total	$129	$239	$975 - $1,065

(1)Full-year 2023 assumes MVP construction completion by year-end 2023.
(2)Excludes approximately $5.0 million and $8.2 million of capital expenditures related to the noncontrolling interest in Eureka Midstream Holdings, LLC (Eureka) for the three and six months ended June 30, 2023, respectively. Full-year 2023 forecast excludes approximately $15 million of capital expenditures related to the noncontrolling interest in Eureka.
(3)Full-year 2023 includes an estimate of $5 - $10 million of capital expenditures related to the Rager Mountain natural gas storage field incident based on current information. The full-year 2023 guidance does not include estimates of all potential capital expenditures from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
2023 GUIDANCE
The financial guidance assumes MVP construction completion and in-service authorization by the FERC by year-end 2023 and accordingly contractual obligations would commence on January 1, 2024.
Financial Outlook(1)(2)

$ millions	Q3 2023
Net income	$115 - $135
Adjusted EBITDA	$225 - $245
Deferred Revenue	$82 - $87

$ millions	Full-Year 2023
Net income	$420 - $470
Adjusted EBITDA	$1,000 - $1,050
Deferred Revenue	$330 - $335
Free cash flow	$(135) - $(85)
Retained free cash flow	$(395) - $(345)
(1)Q3 2023 includes an estimate of $2 million and full-year 2023 includes an estimate of approximately $10 million of operating expenses related to the Rager Mountain natural gas storage field incident based on current information. The guidance does not include estimates of all potential costs and expenses from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
(2)Does not include any of the potential $60 million Henry Hub bonus, which is dependent on MVP in-service and natural gas prices exceeding certain thresholds. The deferred revenue amounts are subject to the ultimate in-service date of MVP.

BUSINESS AND PROJECT UPDATES
Outstanding Debt and Liquidity
As of June 30, 2023, ETRN reported $6.3 billion of consolidated debt; $255.0 million of borrowings and $220.7 million of letters of credit outstanding under EQM's revolving credit facility; $315.0 million of borrowings under Eureka's revolving credit facility; and $107.1 million of cash.
Rager Mountain Natural Gas Storage Field Incident Update
In Q4 2022, an issue with a storage well at ETRN's Rager Mountain natural gas storage field caused the venting of natural gas, which lasted for approximately 13 days. ETRN remains engaged with a leading firm involved in analyzing storage field incidents to conduct an independent, root cause investigation of the incident, which is progressing and is expected to be completed during the summer of 2023.
Further, ETRN initiated a comprehensive review of all of its storage wells, including wells at the Rager Mountain facility, and this review of storage field asset integrity is ongoing. In the second quarter, ETRN incurred expenses of $2.7 million related to post-incident response activities. For the full-year 2023, ETRN estimates that it will incur approximately $10 million of expenses related to post-incident response activities. For further information, refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent Form 10-Qs.
Ohio Valley Connector Expansion Project
On June 15, 2023, the Federal Energy Regulatory Commission (FERC) issued a certificate of public convenience and necessity for the OVCX project, and on July 27, 2023, the U.S. Army Corps of Engineers issued the project's last outstanding approval. On July 31, 2023, FERC issued the Notice to Proceed and ETRN expects to commence construction imminently. ETRN is targeting the incremental capacity to be in-service during the first half of 2024. OVCX will increase deliverability on ETRN's Ohio Valley Connector pipeline by approximately 350 MMcf per day and is designed to meet growing demand in key markets in the mid-continent and Gulf Coast through existing interconnects with long-haul pipelines in Clarington, OH. ETRN expects to invest approximately $160 million in the project, which is primarily supported by a long-term firm capacity commitment of 330 MMcf per day.
Mountain Valley Pipeline
On June 3, 2023, the President of the United States signed the Fiscal Responsibility Act of 2023 (FRA) that raised the Nation's debt limit and ratified and approved all permits and authorizations necessary for the construction and initial operation of the MVP and directed the applicable federal officials and agencies to maintain such authorizations. The FRA also divested courts of jurisdiction to review agency actions on approvals necessary for MVP construction and initial operation and granted exclusive jurisdiction for claims against the FRA to the United States Court of Appeals for the District of Columbia Circuit. On June 23, 2023, Mountain Valley Pipeline, LLC (MVP JV) received the last outstanding required permit, which was the water crossing permit from the U.S. Army Corps of Engineers, and on June 28, 2023, the FERC authorized the resumption of all construction activities for the project and accordingly, forward construction commenced.
On July 10, 2023, the U.S. Fourth Circuit Court of Appeals (Fourth Circuit) issued a stay order halting construction in the Jefferson National Forest. On July 11, 2023, the Fourth Circuit issued a stay of the Biological Opinion and Incidental Take Statement, effectively halting forward construction for the entirety of the project.
On July 14, 2023, MVP JV filed an emergency application to vacate the stays with the U.S. Supreme Court and on July 27, 2023, the U.S. Supreme Court granted the application to vacate the stays. Forward construction has since recommenced and ETRN is targeting project completion by year-end 2023 at a total project cost of approximately $6.6 billion. Through June 30, 2023, ETRN has funded approximately $2.8 billion and, if the MVP project were to be completed in 2023 at a total project cost of $6.6 billion, ETRN expects to fund a total of approximately $3.4 billion and to have an approximate 48.3% ownership interest in MVP. ETRN will operate the pipeline.
MVP Southgate
The MVP JV continues to evaluate the MVP Southgate project and is focused on active negotiations with the shipper and a prospective customer regarding refining the project's design, scope and/or timing in lieu of pursuing the project as originally contemplated. ETRN has a 47.2% ownership interest in MVP Southgate and is expected to operate the pipeline.

Water Services
ETRN placed its second above ground water storage facility into service in July 2023, which brings total storage capacity to 350,000 barrels. The backbone of the mixed-use water system is expected to be substantially completed in 2023.
In May 2023, ETRN executed an agreement with a producer customer to provide fresh and mixed use water delivery service. ETRN expects to invest approximately $30 million, primarily across 2023 and 2024, to complete the project build out. The 10-year agreement is backed by a minimum volume commitment.
In the second quarter, water operating income was $0.5 million and water EBITDA was $7.0 million. For 2023, ETRN expects water EBITDA of approximately $45 million.
2023 Corporate Sustainability Report
On July 27, 2023, ETRN published its annual Corporate Sustainability Report (CSR), which is in accordance with the Global Reporting Initiative (GRI) Standard (GRI 1: Foundation 2021) and GRI’s Oil and Gas Sector Standard 2021, and also incorporates the Sustainability Accounting Standards Board (SASB) Oil & Gas Midstream Standards. Beginning with this year’s report, ETRN voluntarily elected to change the organizational boundary for its greenhouse gas emissions and energy reporting, moving from an operational control approach to an equity share approach to provide better alignment with existing financial reporting. ETRN recognizes that our stakeholders expect us to continue focusing on long-term sustainable performance by managing the environmental, social, and governance (ESG) factors that matter most, and the content within the 2023 CSR reflects the results of the Company’s 2022 materiality assessment, which included the engagement of both internal and external stakeholders.
Q2 2023 Earnings Conference Call Information
ETRN will host a conference call with security analysts today, August 1, 2023, at 10:30 a.m. (ET) to discuss second quarter 2023 financial results, operating results, and other business matters.
Call Access: A webcast/audio live stream of the call will be available on the internet, and participants are encouraged to pre-register online, in advance of the call. A link to the webcast/audio live stream will be available on the Investors page of ETRN’s website the day of the call.
Security Analysts :: Dial-In Participation
To participate in the Q&A session, security analysts may access the call in the U.S. toll free at (888) 330-3573; and internationally at (646) 960-0677. The ETRN conference ID is 6625542.
All Other Participants :: Webcast/Audio Live Stream Registration
Please Note: For optimal audio quality, the webcast is best supported through Google Chrome and Mozilla Firefox browsers.
Call Replay: For 14 days following the call, an audio replay will be available at (800) 770-2030 or (647) 362-9199. The ETRN conference ID: 6625542.
ETRN management speaks to investors from time-to-time and the presentation for these discussions, which is updated periodically, is available via www.equitransmidstream.com.

NON-GAAP DISCLOSURES
Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders
Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders are non-GAAP supplemental financial measures that management and external users of ETRN’s consolidated financial statements, such as investors, may use to make period-to-period comparisons of earnings trends. Management believes that adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented provide useful information for investors for evaluating period-over-period earnings. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be considered as alternatives to net income (loss) attributable to ETRN common shareholders, earnings (loss) per diluted share attributable to ETRN common shareholders or any other measure of financial performance presented in accordance with GAAP. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders, including, as applicable, impairments of long-lived assets and equity method investments, unrealized gain (loss) on derivative instruments, loss on extinguishment of debt, gain on the sale of gathering assets, expenses for the Rager Mountain natural gas storage field incident (Rager Mountain incident), and the related tax impacts of these items, which items affect the comparability of results period to period. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN’s industry, ETRN’s definitions of adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be viewed as indicative of the actual amount of net income (loss) attributable to ETRN common shareholders or actual earnings (loss) of ETRN in any given period.
The table below reconciles adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders with net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders as derived from the statements of consolidated comprehensive income to be included in ETRN’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023. Diluted weighted average common shares outstanding assumes dilution for each applicable period.

Reconciliation of Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders

	Three Months Ended June 30,
(Thousands, except per share information)	2023	2022
Net income attributable to ETRN common shareholders	$52,617	$46,163
Add back (deduct):
Unrealized gain on derivative instruments	(19,416)	(3,701)
Loss on extinguishment of debt	—	24,937
Rager Mountain incident	2,743	—
Tax impact of non-GAAP items(1)	4,324	(5,530)
Adjusted net income attributable to ETRN common shareholders	$40,268	$61,869
Diluted weighted average common shares outstanding, assuming dilution	435,476	434,025
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.09	$0.14
(1)The adjustments were tax effected at ETRN’s federal and state statutory tax rate for each period including certain discrete valuation allowance adjustments.
Adjusted EBITDA
Adjusted EBITDA excludes the impact of certain non-operating income and expenses, non-cash items, and other items that ETRN believes are not indicative of ETRN's ongoing operations or affect the comparability of results period to period. As used in this news release, Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets and equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, expenses for the Rager Mountain incident, and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments, gain on sale of gathering assets, and adjusted EBITDA attributable to noncontrolling interest.
The table below reconciles adjusted EBITDA with net income as derived from the statements of consolidated comprehensive income to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2023.

Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,
(Thousands)	2023	2022
Net income:	$68,920	$64,739
Add (deduct):
Income tax expense	465	2,692
Net interest expense	103,644	95,117
Loss on extinguishment of debt	—	24,937
Depreciation	70,031	67,657
Amortization of intangible assets	16,205	16,205
Preferred Interest payments	2,746	2,746
Non-cash long-term compensation expense	22,698	3,656
Rager Mountain incident	2,743	—
Equity income	(23,686)	(39)
AFUDC – equity	(195)	(45)
Unrealized gain on derivative instruments	(19,416)	(3,701)
Adjusted EBITDA attributable to noncontrolling interest(1)	(9,470)	(10,117)
Adjusted EBITDA	$234,685	$263,847
(1)Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to noncontrolling interest for the three months ended June 30, 2023 was calculated as net income of $1.7 million plus depreciation of $3.2 million, plus amortization of intangible assets of $2.1 million, and plus interest expense of $2.5 million. Adjusted EBITDA attributable to noncontrolling interest for the three months ended June 30, 2022 was calculated as net income of $3.9 million, plus depreciation of $3.1 million, plus amortization of intangible assets of $2.1 million, and plus interest expense of $1.0 million.
Free Cash Flow
As used in this news release, free cash flow means net cash provided by operating activities plus principal payments received on the Preferred Interest, and less net cash provided by operating activities attributable to noncontrolling interest, dividends paid to Series A Preferred Shareholders, premiums and fees paid on extinguishment of debt, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka capital expenditures), and capital contributions to MVP JV.
Retained Free Cash Flow
As used in this news release, retained free cash flow means free cash flow less dividends paid to common shareholders.
The table below reconciles free cash flow and retained free cash flow with net cash provided by operating activities as derived from the statements of consolidated cash flows to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2023.

Reconciliation of Free Cash Flow and Retained Free Cash Flow

	Three Months Ended June 30,
(Thousands)	2023	2022
Net cash provided by operating activities	$298,554	$351,026
Add (deduct):
Principal payments received on the Preferred Interest	1,449	1,370
Net cash provided by operating activities attributable to noncontrolling interest(1)	(8,141)	(10,475)
ETRN Series A Preferred Shares dividends(2)	(14,628)	(14,628)
Premiums and fees on debt extinguishment	—	(20,400)
Capital expenditures(3)(4)	(90,542)	(84,144)
Capital contributions to MVP JV	(36,020)	(39,215)
Free cash flow	$150,672	$183,534
Less:
Dividends paid to common shareholders(5)	(64,977)	(64,915)
Retained free cash flow	$85,695	$118,619
(1)Reflects 40% of $20.4 million and $26.2 million, which was Eureka’s standalone net cash provided by operating activities for the three months ended June 30, 2023 and 2022, respectively, which represents the noncontrolling interest portion for the three months ended June 30, 2023 and 2022, respectively.
(2)Reflects cash dividends paid of $0.4873 per ETRN Series A Perpetual Convertible Preferred Share.
(3)Does not reflect amounts related to the noncontrolling interest share of Eureka.
(4)ETRN accrues capital expenditures when the work has been completed but the associated bills have not yet been paid. Accrued capital expenditures are excluded from the statements of consolidated cash flows until they are paid.
(5)First quarter 2023 dividend of $0.15 per ETRN common share was paid during the second quarter 2023.
Adjusted EBITDA, free cash flow and retained free cash flow are non-GAAP supplemental financial measures that management and external users of ETRN's consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:
•ETRN’s operating performance as compared to other publicly traded companies in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods
•The ability of ETRN’s assets to generate sufficient cash flow to pay dividends to ETRN’s shareholders
•ETRN’s ability to incur and service debt and fund capital expenditures and capital contributions
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
ETRN believes that adjusted EBITDA, free cash flow, and retained free cash flow provide useful information to investors in assessing ETRN's financial condition and results of operations. Adjusted EBITDA, free cash flow, and retained free cash flow should not be considered as alternatives to net income (loss), operating income, or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, free cash flow, and retained free cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), operating income and net cash provided by operating activities. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted EBITDA, free cash flow, and retained free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free cash flow and retained free cash flow should not be viewed as indicative of the actual amount of cash that ETRN has available for dividends or that ETRN plans to distribute and are not intended to be liquidity measures.
ETRN is unable to provide a reconciliation of projected adjusted EBITDA from projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected free cash flow or retained free cash flow to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. ETRN has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation expense, income tax expense (benefit), the impact of changes in the projected fair value of derivative instruments prior to settlement, potential changes in estimates for certain contract liabilities and unbilled revenues and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, a reconciliation of projected adjusted EBITDA to projected net income (loss) is not available without unreasonable effort.
ETRN is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. ETRN is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, ETRN is unable to provide projected net cash provided by operating activities, or the related reconciliation of each of projected free cash flow and projected retained free cash flow to projected net cash provided by operating activities, without unreasonable effort. ETRN provides a range for the forecasts of net income (loss), adjusted EBITDA, deferred revenue, free cash flow and retained free cash flow to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of cash spending, receipts and project in-service (as applicable) and the impact on the related reconciling items, many of which interplay with each other.
Water EBITDA
As used in this news release, water EBITDA means water operating income (loss) plus, as applicable, depreciation and impairment of long-lived assets of ETRN’s water services business. Water EBITDA is a non-GAAP supplemental financial measure that management and external users of ETRN’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the impact of ETRN’s water services business on ETRN’s operating performance and ETRN’s ability to incur and service debt and fund capital expenditures. Water EBITDA should not be considered as an alternative to ETRN’s net income (loss), operating income or any other measure of financial performance presented in accordance with GAAP. Water EBITDA has important limitations as an analytical tool because the measure excludes some, but not all, items that affect net income (loss) and operating income. Additionally, because water EBITDA may be defined differently by other companies in ETRN’s industry, the definition of water EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles water EBITDA from ETRN's water operating income (loss) as derived from ETRN's statements of consolidated comprehensive income to be included in ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2023.

ETRN has not provided a reconciliation of projected water EBITDA from projected water operating income (loss), the most comparable measure calculated in accordance with GAAP. ETRN does not allocate certain costs, such as interest expense, to individual assets within its business segments. Water operating income (loss) includes the impact of depreciation expense, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, the reconciliation of projected water EBITDA from projected water operating income (loss) is not available without unreasonable effort.
Reconciliation of Water EBITDA

	Three Months Ended June 30,
(Thousands)	2023	2022
Water operating income	$530	$3,120
Add: Depreciation	6,511	4,804
Water EBITDA	$7,041	$7,924
About Equitrans Midstream Corporation:
Equitrans Midstream Corporation has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located infrastructure assets in the Marcellus and Utica regions, Equitrans has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 140-year history in the energy industry, Equitrans was launched as a standalone company in 2018 with a vision to be the premier midstream services provider in North America. While working to meet

America's growing need for clean-burning energy, Equitrans is proud of its environmental, social, and governance (ESG) practices, striving every day to preserve and protect the environment, provide an engaging workplace for its employees, support and enrich its local communities, and to deliver sustained value for customers and shareholders.
Visit www.equitransmidstream.com; and to learn more about our ESG practices visit www.equitransmidstream.com/sustainability-reporting/
Analyst inquiries:
Nate Tetlow – Vice President, Corporate Development and Investor Relations
412-553-5834
ntetlow@equitransmidstream.com
Media inquiries:
Natalie Cox – Communications and Corporate Affairs
ncox@equitransmidstream.com
Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the United States Securities Act of 1933, as amended (the Securities Act), concerning ETRN and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of ETRN, as well as assumptions made by, and information currently available to, such management. Words such as “focused,” “goal,” “guidance,” “scheduled,” “could,” “will,” “may,” “assume,” ”aspire,“ ”design,“ “forecast,” “position,” ”pursue,“ “predict,” “strategy,” “expect,” “intend,” “plan,” ”aim,“ “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “target,” “seek,” “strive,” “view,” “continue,” "would," "approximate," ”opportunity,“ ”objective,“ or "outlook" and similar expressions are used to identify forward-looking statements. These statements are subject to various risks and uncertainties, many of which are outside ETRN's control. Without limiting the generality of the foregoing, forward-looking statements contained in this communication may include expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of ETRN and its affiliates, including guidance and any changes in such guidance in respect of ETRN’s gathering, transmission and storage and water services revenue and volume, including the anticipated effects associated with the February 2020 Gas Gathering and Compression Agreement (and as subsequently amended) and related documents entered into with EQT Corporation (EQT) and certain affiliates (collectively, the EQT Global GGA); projected revenue (including from firm reservation fees) and volumes, gathering rates, deferred revenues, expenses, and contract liabilities, and the effects on liquidity, leverage, projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the MVP project (including changes in timing for such project); the ultimate gathering MVC fee relief, and timing thereof, provided to EQT under the EQT Global GGA and related agreements; ETRN’s ability to de-lever and timing and means thereof; the ultimate financial, business, reputational and/or operational impacts resulting, directly or indirectly, from the Rager Mountain incident; forecasted adjusted EBITDA (and incremental adjusted EBITDA with MVP full in-service), water operating (loss) income, water EBITDA, net (loss) income, free cash flow, retained free cash flow (and usage thereof), leverage ratio, build multiples and deferred revenue; the weighted average contract life of gathering, transmission and storage contracts; infrastructure programs (including the targeted or ultimate timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water projects); the cost to construct or restore right-of-way for, capacity of, shippers for, timing and durability of regulatory approvals and concluding litigation, final design (including project scope, expansions, extensions or refinements and capital and incremental adjusted EBITDA related thereto), ability and timing to contract additional capacity on, mitigate emissions from, targeted in-service dates of, and completion (including potential timing of such completion) of current, planned or in-service projects or assets, in each case as applicable; the effect of the Fiscal Responsibility Act of 2023 on the MVP JV's ability to complete the MVP project; the potential for future additional bipartisan support for, and the potential timing for, additional federal energy infrastructure permitting reform legislation to be enacted; the ultimate terms, partner relationships and structure of the MVP JV and ownership interests therein; the realizability of the MVP performance award program; the realizability of all or any portion of the potential Henry Hub bonus payments; the impact of changes in assumptions and estimates relating to the potential completion and full in-service timing of the MVP project (as well as changes in such timing) on, among other things, the fair value of the Henry Hub cash bonus payment provision of the EQT Global GGA, gathering rates, the amount of gathering MVC fee relief and the estimated transaction price allocated to ETRN's remaining performance obligations under certain contracts with firm reservation fees and MVCs; ETRN’s ability to identify and complete opportunities to optimize its existing asset base and/or expansion projects in ETRN’s operating areas and in areas that would provide access to new markets; ETRN’s ability to bring, and targeted timing for bringing, in-service the backbone of its mixed-use water system (and expansions thereto), and realize benefits therefrom in accordance with its strategy for its water services business segment; ETRN’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into ETRN’s operations, and achieve synergies, system optionality, accretion and other benefits associated with transactions, including through increased scale; the potential for the MVP project, EQM Midstream Partners, LP’s leverage, customer credit ratings changes, defaults, acquisitions, dispositions and financings to impact EQM’s credit ratings and the potential scope of any such impacts; the effect and outcome of contractual disputes, litigation and other proceedings, including regulatory investigations and proceedings; the potential effects of any consolidation of or effected by upstream gas producers, whether in or outside of the Appalachian Basin; the potential for, timing, amount and effect of future issuances or repurchases of ETRN’s securities; the effects of conversion, if at all, of ETRN’s preferred shares; the effects of seasonality; expected cash flows, cash flow profile (and support therefor from certain contract structures) and MVCs, including those associated with the EQT Global GGA, and the potential impacts thereon of the commission and in-service timing (or absence thereof) and cost of the MVP project; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; ETRN’s ability to recoup replacement and related costs; future dividend amounts, timing and rates; statements regarding macroeconomic factors effects on ETRN’s business, including, future commodity prices and takeaway capacity constraints in the Appalachian Basin; future decisions of customers in respect of production growth, curtailing natural gas production, timing of turning wells in line, rig and completion activity and related impacts on ETRN’s business, and the effect, if any, on such future decisions should the MVP be brought in-service; ETRN’s liquidity and financing position and requirements, including sources, availability and sufficiency; statements regarding future interest rates and/or reference rates and the potential impacts thereof; the ability of ETRN’s subsidiaries (some of which are not wholly owned) to service debt under, and comply with the covenants contained in, their respective credit agreements; the MVP JV’s ability to raise project-level debt, and the anticipated proceeds that ETRN expects to receive therefrom; expectations regarding natural gas and water volumes in ETRN’s areas of operations; ETRN’s ability to achieve anticipated benefits associated with the execution of the EQT Global GGA and other commercial agreements; ETRN’s ability to position itself for a lower carbon economy, achieve, and create value from, its ESG and sustainability initiatives, targets and aspirations (including targets and aspirations set forth in its climate policy) and respond, and impacts of responding, to increasing stakeholder scrutiny in these areas; the effectiveness of ETRN’s information technology and operational technology systems and practices to detect and defend against evolving cyberattacks on United States critical infrastructure; the effects and associated cost of compliance with existing or new government regulations including any quantification of potential impacts of regulatory matters related to climate change on ETRN; and future tax rates, status and position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results.

Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on management’s current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial, construction and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those set forth under Part I, "Item 1A. Risk Factors" in ETRN's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the SEC), as updated by any risk factors disclosed under Part II,

"Item 1A. Risk Factors," of ETRN’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023 filed with the SEC, ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2023 to be filed with the SEC and ETRN's subsequent filings. Any forward-looking statement speaks only as of the date on which such statement is made, and ETRN does not intend to correct or update any forward-looking statement, unless required by securities laws, whether as a result of new information, future events or otherwise. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

EQUITRANS MIDSTREAM CORPORATION
 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,
	2023	2022(1)

	(Thousands, except per share amounts)
Operating revenues	$318,469	$328,611
Operating expenses:
Operating and maintenance	45,767	32,442
Selling, general and administrative	56,932	29,009
Depreciation	70,031	67,657
Amortization of intangible assets	16,205	16,205
Total operating expenses	188,935	145,313
Operating income	129,534	183,298
Equity income	23,686	39
Other income, net	19,809	4,148
Loss on extinguishment of debt	—	(24,937)
Net interest expense	(103,644)	(95,117)
Income before income taxes	69,385	67,431
Income tax expense	465	2,692
Net income	68,920	64,739
Net income attributable to noncontrolling interests	1,675	3,948
Net income attributable to ETRN	67,245	60,791
Preferred dividends	14,628	14,628
Net income attributable to ETRN common shareholders	$52,617	$46,163

Earnings per share of common stock attributable to ETRN common shareholders - basic	$0.12	$0.11
Earnings per share of common stock attributable to ETRN common shareholders - diluted	$0.12	$0.11

Weighted average common shares outstanding - basic	433,961	433,333
Weighted average common shares outstanding - diluted	435,476	434,025
(1)In the course of its 2022 year-end process, ETRN identified immaterial corrections in its previously issued unaudited interim consolidated financial statements. ETRN has revised the prior periods presented to reflect these items. Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information.

EQUITRANS MIDSTREAM CORPORATION
GATHERING RESULTS OF OPERATIONS

	Three Months Ended June 30,
	2023	2022(4)

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues(1)	$141,737	$138,605
Volumetric-based fee revenues	68,457	86,709
Total operating revenues	210,194	225,314
Operating expenses:
Operating and maintenance	25,136	21,703
Selling, general and administrative	38,446	19,269
Depreciation	49,387	48,573
Amortization of intangible assets	16,205	16,205
Total operating expenses	129,174	105,750
Operating income	$81,020	$119,564

Other income, net(2)	$19,416	$3,701

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity(1)	5,273	5,218
Volumetric-based services	2,147	2,654
Total gathered volumes	7,420	7,872

Capital expenditures(3)	$71,893	$69,189

(1)Includes revenues and volumes, as applicable, from contracts with MVCs.
(2)Other income, net, includes the unrealized gains on derivative instruments associated with the Henry Hub cash bonus payment provision.
(3)Includes approximately $5.0 million and $8.7 million of capital expenditures related to noncontrolling interests in Eureka for the three months ended June 30, 2023 and 2022, respectively.
(4)In the course of its 2022 year-end process, ETRN identified immaterial corrections in its previously issued unaudited interim consolidated financial statements. ETRN has revised the prior periods presented to reflect these items. Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information.

EQUITRANS MIDSTREAM CORPORATION
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended June 30,
	2023	2022

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$82,247	$84,675
Volumetric-based fee revenues	10,293	6,403
Total operating revenues	92,540	91,078
Operating expenses:
Operating and maintenance	14,356	7,897
Selling, general and administrative	15,829	8,436
Depreciation	13,904	13,904
Total operating expenses	44,089	30,237
Operating income	$48,451	$60,841

Equity income	$23,686	$39

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	3,212	3,037
Volumetric-based services	26	17
Total transmission pipeline throughput	3,238	3,054

Average contracted firm transmission reservation commitments (BBtu per day)	3,542	3,793

Capital expenditures(1)	$14,375	$6,339

(1)Transmission capital expenditures do not include aggregate capital contributions made to the MVP JV for the MVP and MVP Southgate projects of approximately $36.0 million and $39.2 million for the three months ended June 30, 2023 and 2022, respectively.

EQUITRANS MIDSTREAM CORPORATION
WATER RESULTS OF OPERATIONS

	Three Months Ended June 30,
	2023	2022(2)

FINANCIAL DATA	(Thousands, except MMgal amounts)
Firm reservation fee revenues(1)	$9,389	$9,375
Volumetric-based fee revenues	6,346	2,844
Total operating revenues	15,735	12,219
Operating expenses:
Operating and maintenance	6,254	2,820
Selling, general and administrative	2,440	1,475
Depreciation	6,511	4,804
Total operating expenses	15,205	9,099
Operating income	$530	$3,120

OPERATIONAL DATA
Water services volumes (MMgal)
Firm capacity reservation(1)	114	106
Volumetric-based services	168	54
Total water volumes	282	160

Capital expenditures	$11,148	$22,526

(1)Includes revenues and volumes from contracts with MVCs or Annual Revenue Commitments (ARCs), as applicable.
(2)In the course of its 2022 year-end process, ETRN identified immaterial corrections in its previously issued unaudited interim consolidated financial statements. ETRN has revised the prior periods presented to reflect these items.  Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information.

Source: Equitrans Midstream Corporation